EXHIBIT D-3



                BEFORE THE MINNESOTA PUBLIC UTILITIES COMMISSION

                GREGORY SCOTT                              CHAIR
                EDWARD A. GARVEY                    COMMISSIONER
                MARSHALL JOHNSON                    COMMISSIONER
                LEROY KOPPENDRAYER                  COMMISSIONER
                PHYLLIS REHA                        COMMISSIONER


Petition of INTERSTATE POWER AND LIGHT COMPANY                    )
for approval of proposed Capital Structure for the Period Ending  )
March 31, 2003                                                    )


Docket No.
          ---------------------

INTRODUCTION
------------

TO THE MINNESOTA PUBLIC UTILITIES COMMISSION:


The Petitioner, INTERSTATE POWER AND LIGHT COMPANY (hereinafter sometimes referred to as "IPL" or the "Company"), in accordance with Minnesota Statutes,
Section 216B.49 and Minnesota Rules, Parts 7825.1000 to 7825.1500, petitions the Public Utility Commission of Minnesota ("Commission") for approval of its proposed capital structure for calendar year 2002.

IPL requests that the Commission enter its order, to become immediately effective, on or before April 15, 2002. IPL further requests that the order approving the projected capital structure be effective until March 31, 2003.

IPL hereby waives a hearing on any and all matters covered by this Petition and respectfully requests that, in accordance with the authority granted to the Commission under Minnesota Statutes, Section 216B.26, the Order of the Commission in this matter be declared in force and effective immediately upon its being filed and served.

CONTEMPLATED CHANGES TO CAPITAL STRUCTURE:
------------------------------------------

The following table shows the actual and estimated capital structure for Petitioner for 2001 and March 31, 2003.

                       Interstate Power and Light Company
                                Capital structure
                                   ($millions)

                                   (1)             (2)            (3)              (4)             (5)              (6)

                                    Actual 1/1/2001                 Actual 9/30/2001                Actual 12/31/2001
                              ----------------------------     ----------------------------    -----------------------------
   (1)  Common Equity            $  796.8           47.8%        $  825.6            46.8%        $  821.9          45.4.0%

   (2)  Preferred Stock              53.8            3.2%            53.9             3.1%            53.2(a)         3.0%

   (3)  Long-Term Debt              640.4           38.4%             860            48.8%           898.1            49.6%

   (4)  Short-Term Debt             175.8           10.5%              24             1.4%            38.0             2.0%
                              ------------    ------------     -----------     ------------    ------------     ------------
   (5)  Total Capitalization     $1,666.8          100.0%        $1,763.5           100.0%        $1,812.1           100.0%


                                                                                                   Estimated 03/31/2003
                                                                                                       With Maximum

                                  Estimated 1/1/2002              Estimated 03/31/2003               Short-Term Notes
                              ----------------------------     ----------------------------    -----------------------------
   (6)  Common Equity            $  804.9           45.8%        $  909.8            45.3%        $  909.8            45.0%

   (7)  Preferred Stock                54            3.1%           150.0(a)          7.5%           150.0             7.4%

   (8)  Long-Term Debt                860           48.9%           782.9            39.0%           782.9            38.7%

   (9)  Short-Term Debt                              2.2%           163.7             8.2%           180.0(b)          8.9%
                              ------------    ------------     -----------     ------------    ------------     ------------
  (10)  Total Capitalization     $1758.4           100.0%        $2,006.4           100.0%        $2,022.7           100.0%

    (a) Reflects the retirement of approximately $59million of preferred stock and the issuance of $150 million in new preferred stock.

    (b) Reflects the issuance of additional unsecured short-term debt not to exceed, at any one time, $ 180 Million. Pro-forma journal entries for the issuance of securities are shown on Exhibit C, pages 1-2.

IPL presently contemplates the following changes in 2002 to its capital structure:

a.   Short-term Unsecured Debt
     -------------------------

     The Company plans to issue short-term unsecured debt not to exceed, at any one time, $180 Million. Short-term debt as a percentage of total capitalization for the period ending March 31, 2003 is estimated to range from 2.0% to 8.2% through March 31, 2002, with an estimate of 8.2% at the end of that period. If the maximum level of short-term debt were outstanding at the end of March 31, 2003, the ratio of short-term debt to total capitalization would be 8.9%.

b.   Long-term Debt
     --------------

     The company does not plan to issue long-term debt during the period ending March 31, 2003; however, the company plans to retire approximately
     $76 million of higher coupon long-term debt using the proceeds from the issuance of preferred equity securities described below. Long-term debt as a percentage of total capitalization is expected to range from approximately 39% to 49.6% during the period ending March 31, 2003. If the maximum level of short-term debt were outstanding at March 31, 2003, long-term debt as a percentage of capitalization would be around 38.7%.

c.   Preferred Equity
     ----------------

     The company plans to retire up to $59 million of outstanding preferred equity securities and to issue up to $150 million of new preferred equity securities during the period ending March 31, 2003. The retirement is deemed necessary because most of the preferred stock contains provisions that limit the ability of IPL to issue unsecured debt. Preferred equity, as a percentage of total capitalization, is expected to range from approximately 3.0% to 8.1% during the period ending March 31, 2003.

d.   Common Equity
     -------------

     The company has no plans to issue common equity; however, the company's parent plans to make an equity contribution to the company of up to $170,000,000 during the period ending March 31, 2003. The change in common equity for the period reflects the contributions from the company's parent, earnings and dividends paid during the year. Common equity as a percent of total capitalization is expected to range from approximately 43.0% to 46.9%. If the maximum level of short-term debt were outstanding at year-end, common equity as a percent of total capitalization would be approximately 45.0%.

PRIOR APPROVAL OF CAPITAL STRUCTURE
-----------------------------------

The Minnesota Public Utilities Commission, by Order in Docket
No. E,G-001/S-99-1629, entered December 16, 1999, approved the proposed capital structure of Petitioner for calendar year 2001 and the first three months of 2002. The Order provided that the total capitalization for the order period not exceed $527.9 million.


PROPOSED ORDER
--------------

IPL petitions the Minnesota Public Utilities Commission to issue an Order approving the Company's proposed capital structure for the period ending March 31, 2003. The individual components of the Company's proposed capital structure for the period are as follows:

                                         03/31/03           03/31/03               Estimated
                                        Period-End        with Maximum               Period
                                          Target*            ST Debt                  Range
                                        -----------       ------------            -------------
    Short-Term Debt                         8.2 %                8.9 %             2.0% - 8.2%
    Long-Term Debt                         39.0                 38.7              39.0% - 49.6%
    Preferred Stock                         7.5                  7.4               3.0% - 8.1%
    Common Equity                          45.3                 45.0              43.0% - 46.9%
                                         ---------          -------------
    Total Capitalization                  100.0 %              100.0 %

    * as a percent of total capitalization


The Company petitions the Commission to issue an Order approving a capital structure for the Company, as shown above, with a 10 percent contingency range above and below the 2002 year-end target amounts for common equity, preferred stock, and long-term debt. The Company also requests that the Commission approve a maximum total capitalization not to exceed $2,123.8 million. (The $2,123.8 million maximum total capitalization consists of the maximum expected year-end capitalization of $2,022.7 million, including the maximum $ 180 Million outstanding of short-term debt, plus a contingency equal to 5 percent of total capitalization.)

In support of this Petition, IPL respectfully states and represents as follows:

A.   NAME, ADDRESS, AND DESCRIPTION OF COMPANY
     -----------------------------------------

INTERSTATE POWER AND LIGHT COMPANY is a corporation duly organized under the laws of the State of Iowa on May 25, 1925, with its principal office located at 200 First Street, SE, Cedar Rapids, Iowa. It holds a Certificate of Authority issued by the Secretary of State of Minnesota authorizing IPL to engage, among other things, in the electric and gas public utility businesses in the State of Minnesota. It is a "public utility" within the meaning of Section 1 of
Section 49 of the Minnesota Public Utilities Act. Among other things, with authorization by its Certificate of Incorporation, as amended, it serves electric energy to the public in 21 counties in the State of Minnesota. It serves electric energy and natural gas in the City of Albert Lea, Minnesota, and a number of smaller Minnesota towns. It also serves electric energy and natural gas in various counties in the States of Iowa and Illinois. As the result of a merger, since April 21, 1998, IPL has been a subsidiary of Alliant Energy Corporation (AEC). AEC, IPL's parent, is a Public Utility Holding Company regulated under the Public Utility Holding Company Act of 1935, as amended.

B.   NAME, ADDRESS, AND TELEPHONE NUMBER OF THE PERSON AUTHORIZED
     ------------------------------------------------------------
     TO RECEIVE NOTICES AND COMMUNICATIONS WITH RESPECT TO THE
     ---------------------------------------------------------
     PETITION
     --------

The names, addresses, and telephone numbers of the persons authorized to receive notices and communication with respect to this Petition are:


Steven F. Price
Assistant Treasurer
Interstate Power and Light Company
222 West Washington Avenue
Madison, Wisconsin 53703
(608) 252-5728

Ritchie J. Sturgeon
Attorney
Alliant Energy Corporate Services, Inc.
222 West Washington Avenue
Madison, Wisconsin 53703
(608) 258-3951


C.   DESCRIPTION OF THE SECURITIES TO BE ISSUED AND ANTICIPATED
     ----------------------------------------------------------
     TERMS
     -----

A description of the Securities proposed to be issued by Petitioner during the period ending March 31, 2003, is set forth in INTRODUCTION, supra, and is as follows:

NOTES EVIDENCING BANK LOANS, COMMERCIAL PAPER AND INTER-COMPANY LOANS
---------------------------------------------------------------------

Short-term unsecured notes evidencing bank loans or commercial paper in an aggregate principal amount not to exceed $ 180 Million. Such unsecured short-term promissory notes evidencing bank loans and/or commercial paper may be issued to Commercial Banks, Commercial Paper Dealers and Institutional Lenders. None of the notes to be issued will have any voting rights.

In addition to, or in lieu of, issuing such short-term notes or commercial paper, IPL may satisfy its short- term credit needs by borrowing from its parent, AEC, or certain other utility affiliates through a utility money pool arrangement among such companies. It is anticipated that AEC will be the primary provider of funds to the utility money pool, and therefore the primary lender, indirectly, to IPL of the funds borrowed by IPL from the pool. AEC will not borrow money from the pool. Loans from the utility money pool are in the form of short-term open account advances. Such short-term advances are charged interest at market rates and due on demand, but in no event later than one year after the debt is incurred. The utility money pool functions as an inter-company revolving credit facility for IPL and its utility affiliates.

The aggregate short-term borrowings of IPL will not exceed $ 180 Million at any one time.

PREFERRED EQUITY SECURITIES
---------------------------

Up to $150 million of redeemable cumulative preferred or trust preferred equity securities, in one or more series, having a stated value expected to be $50 per share with a dividend rate anticipated not to exceed 7.75%. A copy of the final registration statement for the issuance of preferred equity securities will be filed as an amendment to this application.

COMMON STOCK
------------

The Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan") was terminated on April 21, 1998. The Company has no plans to issue new equity securities. See Exhibit G for a further description of the Company's Common Stock.

D.   ESTIMATED INTEREST COST, ISSUE DATE, AND MATURITY DATE
     ------------------------------------------------------

UNSECURED SHORT-TERM NOTES
--------------------------

The interest rate on short-term unsecured debt, including short-term loans from the utility money pool, will be dependent upon the money market conditions at the time the debt is incurred and will be at rates prevailing at such time for borrowings of comparable quality. For purposes of this Petition, IPL's estimate of the average short-term interest rate for the period ending March 31, 2003 is 3.00%.

Such borrowings on commercial paper shall mature not more than nine months from the date of issuance, but in no event later than September 30, 2003. Such borrowings on promissory notes to lending banks (bank loans) shall be on notes to be issued on or before December 31, 2002 and to mature not later than December 31, 2003. Loans from the utility money pool will be due on demand but will mature not later than one year after the loan is made.

LONG-TERM DEBT
--------------

The Company has no plans at this time to issue long-term debt in 2002.

E.   THE MANNER IN WHICH THE SECURITIES ARE TO BE ISSUED
     ---------------------------------------------------

UNSECURED SHORT-TERM DEBT
-------------------------

Short-term debt will be issued as unsecured short-term promissory notes to lending banks (bank loans) and/or commercial paper sold directly to direct purchasers and/or commercial paper sold to commercial paper dealers. The Company may also borrow from AEC or certain utility affiliates through the utility money pool. The need for timely processing of such transactions and the typically short duration of each individual transaction make it impractical to invite sealed written proposals (competitive bidding).

PREFERRED EQUITY SECURITIES
---------------------------

Preferred equity securities will be issued in a negotiated, underwritten public offering by one or more brokers or investment banking organizations.

COMMON STOCK
------------

The Company has no plans to issue additional common equity during 2002.

LONG-TERM DEBT
--------------

The Company has no plans to issue long-term debt during 2002.

F.   PURPOSES FOR WHICH SECURITIES ARE TO BE ISSUED
     ----------------------------------------------

UNSECURED SHORT-TERM DEBT - OVERVIEW OF HOW THE COMPANY USES IT
---------------------------------------------------------------

The Company's cash flows vary from year-to-year, season-to-season, and from day-to-day. Cyclical requirements such as its construction program, the purchase of fuel, payroll, income and property taxes may cause the Company's cash flow to vary considerably during the year. The Company uses short-term debt to finance construction and operations when there are not sufficient internally generated funds.

The use of short-term debt allows the Company to refinance long-term obligations when market conditions are favorable and in economic increments. The Company monitors the projected level of short-term debt. When a sufficient level of short-term debt has accumulated, and the budget does not project the reduction of the short-term debt, the Company goes to the financial markets to replace the short-term debt with long-term financing.

These notes may also be issued to renew or refund outstanding First Mortgage Bonds, promissory notes of the same nature, or to replace maturing notes sold through commercial paper dealers, as well as to provide additional funds for construction and other purposes.

UNSECURED SHORT-TERM DEBT - SPECIFIC USES
-----------------------------------------

The net proceeds of the unsecured short-term promissory notes to be issued by Petitioner during 2002, together with depreciation accruals, cash on hand, and retained earnings will be used to:

(a) (a) pay the Petitioner's construction program for the period, estimated at $280 million;

(b) other related purposes, or for the acquisition of property, or for improvement of service.


PREFERRED EQUITY SECURITIES
---------------------------

The net proceeds from the sale of preferred equity securities will be used to:

(a)  retire up to $59 million of outstanding preferred equity securities; and

(b)  retire up to $76 million of high-coupon long-term debt.


G.   STATEMENT WITH RESPECT TO "AFFILIATED INTERESTS"
     ------------------------------------------------

At the date hereof, IPL is not aware of any person who may be deemed an "affiliated interest" within the meaning of Minnesota Statutes, Section 216B.48, Subdivision 1, who has received or is entitled to receive a fee for services in connection with the negotiations or consummation of the issuance of the securities which are the subject of this Petition, or for services in securing underwriters, sellers or purchasers of such securities. IPL is not aware of any investment banking firm which presently is an "affiliated interest" of IPL.

H.   PROFORMA CAPITAL STRUCTURE
     --------------------------

The proforma capital structure of IPL as of September 30, 2001 is as follows:

Long-Term Debt:                                                          ($000)
---------------                                                          ------
First Mortgage Bonds:
     8-5/8% Series Due 2021                                              20,000
     8% Series Due 2007                                                  25,000
     7-5/8% Series Due 2023                                              94,000
     7-1/4% Series Due 2007                                              27,450
Collateral Trust Bonds:
     7.25% Series, CTB, Due 2006                                         60,000
     6.7/8% Series, CTB Due 2007                                         55,000
     6% Series, CTB Due 2008                                             50,000
     7% Series, CTB, Due 2023                                            50,000
     5.5% Series, PCRRB Due 2023                                         10,200
     5.5% Series, PCRRB Due 2023                                          7,000
     5.5% Series, PCRRB Due 2023                                          2,200
Pollution Control Revenue Bonds:
     5.75% Due 2003                                                       1,000
     5.75% Due 2003, Town of Salix, IA                                    1,680
     6.25% Due 2009                                                       1,000
     6.30% Due 2010                                                       5,600
     6.35% Due 2012                                                       5,650
     City of Cedar Rapids, IA Variable Rate Due 2003                      2,400
     City of Chillicothe, IA Variable Rate Due 2010                       5,300
     City of Chillicothe, IA  Variable Rate Series 1992A Due 2010         2,400
     City of Chillicothe, IA Variable/Fixed (4.25%)Series 1998 due 2023  10,000
     4.3% Variable/Fixed Rate Due 2005                                    2,650
     4.3% Variable/Fixed Rate Due 2008                                    2,300
     4.05% Variable/Fixed Rate Due 2010                                   3,250
     4.2% Variable/Fixed Rate Due 2013                                    7,700
Debentures:
----------
     7.875% Junior Deferrable Interest Debenture, Series A, Due 2025     50,000
     6.625% Senior Debentures, Series A, Due 2009                       135,000
     6.75% Senior Debentures, Series B, Due 2011                        200,000
Unamortized Discount                                                     (4,798)
                                                                      ---------
     Long-Term Debt - Net                                              $831,982
                                                                      ---------

Capital Lease:
-------------
     Tower Lease                                                         28,000

Preferred Stock:
---------------

     Preferred Stock (Par Value $50), authorized
     3,166,406 shares; Issued and outstanding:
     120,000 shares - 4.30%                                               6,000
     60,455 shares - 4.36%                                                3,023
     55,926 shares - 4.68%                                                2,796
     146,406 shares - 4.80%                                               7,320
     100,000 shares - 6.10%                                               5,000
     100,000 shares - 7.76%                                               5,000

     545,000 shares - 6.40%                                              27,250
     Discount & Unamort. Issue Exp.                                      (2,441)
                                                                        -------
              Total Preferred Stock                                     $53,948
                                                                        -------

Common Stock:
------------

     (Par Value $2.50), authorized 24,000,000
     shares; Issued and outstanding:
     13,370,788 shares                                                  $33,426
     Additional Paid-in Capital                                         421,907
     Retained Earnings                                                  370,222
                                                                       ---------
              Total Common Stock                                       $825,555
                                                                       ---------

Total Capitalization                                                 $1,739,485
                                                                     ==========


I.   VERIFICATION
     ------------

STATE OF WISCONSIN  )
                    )       ss.
COUNTY OF DANE      )


Steven F. Price, being first duly sworn on his oath, deposes and says that he is Assistant Treasurer of Interstate Power and Light Company; that he has read the foregoing Application; that he knows the contents thereof; and that the facts therein stated are accurate and complete to the best of his knowledge, information and belief.

                                         ---------------------------------------
                                         Steven F. Price
                                         Assistant Treasurer

Subscribed and sworn to before
me this; ___th day of February, 2002.


---------------------------------
Notary Public, State of Wisconsin
My Commission:
              -------------------

J.   EXHIBITS    There are attached hereto and made a part hereof the following
     --------
                  exhibits:

     Exhibit A   Resolutions by the Board of Directors authorizing the filing of this petition

     Exhibit B   Opinion of Counsel

     Exhibit C   Pro-Forma Journal Entries

     Exhibit D   Balance Sheet

     Exhibit E   Income Statement

     Exhibit F   Statement of Cash Flows

     Exhibit G   Description of Shares Authorized by the Articles of
                 Incorporation

     Exhibit H   Description of Funded Debt of Interstate Power and Light
                 Company

     Exhibit I   Rate and Amount of Dividends Paid During the Past Five Years

     Exhibit J   Amount of Bonds Authorized and Issued that Exceed 1% of Total
                 Debt

     Exhibit K   A copy of each plan, offer or agreement for the reorganization or readjustment of indebtedness or capitalization or for the retirement or exchange of securities.

     Exhibit L   Registration Statement to be Filed with Securities and Exchange
                 Commission

     Exhibit M   Monthly Cash Flow

     Exhibit N   Assumptions in Cash Flow Forecast

     Exhibit O   Reference to Applications to FERC

     Exhibit P   Summary of Sealed Written Public Proposals

     Exhibit Q   Amended Articles of Incorporation


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